Exhibit 107

Calculation of Filing Fee Table

Form S-8

CaliberCos Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	2,544,021	$1.33	$3,383,547.93	$0.00015310	$518.02
	Total Offering Amounts				$3,383,547.93		$518.02
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due						$518.02

(1)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low prices per share of Registrant’s Common Stock on October 3, 2024 as reported by The Nasdaq Stock Market.

(2)	Covers 2,544,021 shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”) issuable under the VSee Health, Inc. 2024 Equity Incentive Plan (the “Plan”). In addition, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also be deemed to cover any additional shares of Common Stock that may from time to time be offered or issued under the Plan described herein as these amounts may be adjusted as a result of stock splits, stock dividends, anti-dilution provisions or similar transactions that increase the number of outstanding shares of Common Stock.